UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01. Regulation FD Disclosure.

Convertible Senior Notes Offering

On November 4, 2013, Layne Christensen Company (“Layne” or the “Company”) issued a press release announcing its intention to offer $75 million (or, if the initial purchaser fully exercises its over-allotment option, up to $90 million) aggregate principal amount of convertible senior notes in a private placement solely to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended), subject to market and other conditions. A copy of the press release is attached hereto as Exhibit 99.1.

Operational Update

The Company has provided the following update with respect to its operations.

The effects of the Company’s concentration in state and local government construction contracts has added to the decline in revenues for the first six months of the year as municipalities continue to balance their constrained budgets with the need for infrastructure improvement. The Company believes this effect will continue throughout the balance of the fiscal year. The Water Resources, Heavy Civil and Geoconstruction divisions are the segments within the Company which are most affected by this.

The Company’s Mineral Exploration division continues to be impacted by the slowdown in global mining exploration, both in the minerals exploration markets served by our wholly owned operation and our Latin American affiliates. This global slowdown can be attributed in part to several factors in addition to a cyclical decline in major commodity prices from their highs last year. The first factor is regulatory actions taken by government authorities to impose additional taxes on mining companies. These taxes have had a severe negative impact on mining in the regions where they have been imposed, as companies react to the increased taxation by reducing or stopping exploration programs and by delaying or suspending capital projects. In other parts of the world, labor issues have imposed economic stresses on the mining companies. In many countries labor groups have made frequent and repeated demands for increased pay and benefits sometimes resulting in work stoppages including shutdowns in exploration. In many cases, the mining companies responded to these increased demands by reducing or halting capital spending. Additionally, many of our customers are large, diverse multinational companies operating within many segments of resource extraction in multiple geographic areas, so their capital requirements within their own companies may, from time to time, cause them to reallocate capital investment programs within their various divisions. This impacts us as our clients react to their own strategic initiatives. Given the assets within the Division are all in good working order, are geographically diversified, have a better than industry average safety record and our ability to deploy rapidly to new sites when requested, the Company believes it will be able to react in an expedient and efficient manner when the market turns up.

The Geoconstruction Division which operates in the United States, Brazil, Uruguay and Italy has experienced weakness for the six months ended July 31, 2013 compared to the six months ended July 31, 2012. However, during the third fiscal quarter of this year, the Geoconstruction Division signed new contracts totaling $82 million. Two of these projects are located in San Francisco and the first consists of specialized foundation work for the TransBay Tower, a new sixty-one story building located adjacent to the Trans Bay Transit Center. The second San Francisco project is the construction of foundations for three new underground subway stations for the Central Subway Project. The third project is work at the Punta del Tigre combined cycle power station in Uruguay. This work will be performed by one of our Brazilian subsidiaries. The Company believes our presence in Brazil will assist in obtaining contracts in that country as well as within South America, particularly when considering the amount of infrastructure needed for the upcoming Olympic Games and World Cup soccer tournament. Brazil is currently suffering a sluggish economy and is not spending as aggressively as the Brazilian government had projected. The Brazilian government has not provided a timeframe as to when spending will resume. The Company continues to believe that significant contracts will be executed by the Geoconstruction Division during the remainder of fiscal year 2014; however, it is unclear at this point in time when those contracts will be executed.

The Company’s Energy Services Division began operations in the first fiscal quarter of this year. The focus of this Division’s efforts is to provide a closed loop water management solution to energy companies involved in hydraulic fracturing. Our initial focus is in the water-stressed Permian Basin of West Texas, an oil provenance, where we are providing water sourcing, transfer and treatment. Our expertise in water well drilling coupled with our flat-hose transfer solution from the water source to the well site where hydraulic fracturing occurs followed by treatment of the produced water and then recapture and recycling that water for reuse in other hydraulic fracturing operations provides a sustainable and environmentally responsible solution to energy companies operating in a part of the country which has significant water shortages and drought. Our system is designed to have virtually no surface discharge of formation or produced and treated water. The Company believes our cradle-to-cradle water management solution will be commercially proven and will begin to increase in scale in the next twelve months and in terms of both revenue and operating income.

The Company has also posted an updated version of its Investor Presentation to the “Investors” section of its website at www.layne.com.

Management Update

The Company has provided the following update with respect to recent changes in the composition of its executive officers and Board of Directors:

James R. Easter, 56, was appointed Senior Vice President, Chief Financial Officer of the Company effective as of May 6, 2013. Prior to joining Layne, Mr. Easter was engaged in personal investing from December 2012 through May 2013. Prior to that, Mr. Easter was a co-founder and Chief Financial Officer of SEH Offshore Ventures, LLC, the focus of which was to acquire and operate an international fleet of standard class jack-up drilling units, from May 2011 to December 2012. From May 2010 to May 2011, Mr. Easter worked for Seahawk Drilling Incorporated, a Gulf of Mexico shallow-water contract oil and gas drilling company, initially as Senior Vice President and Chief Financial Officer and then as President and Chief Executive Officer. In February 2011, Seahawk Drilling announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. From October 2008 to May 2010, Mr. Easter was engaged in personal investing. From May 2002 to September 2008, Mr. Easter was employed by McDermott International, Inc. (“McDermott”), a Fortune 500 company focused on designing and executing complex offshore oil and gas projects worldwide, fossil fuel power plant construction and services primarily in the United States and specialty nuclear manufacturing and services for the Department of Energy and the United States Navy. Mr. Easter initially served as Vice President of Finance and Treasurer, and then as Vice President of Corporate Development and Strategic Planning for McDermott. From 1980 through 2002, Mr. Easter held a number of positions in the energy, industrial and financial services sectors. He received his B.A. from the University of Texas, Austin and an M.B.A. from the Thunderbird School of Global Management.

Martha R. Vance, 44, was elected Vice President & Chief Accounting Officer effective as of July 8, 2013. Prior to joining Layne, Ms. Vance served as the Controller for the residential business of Direct Energy, one of North America’s largest energy and energy-related service providers, from February 2013 to July 2013. Ms. Vance was the Controller of Prospector Offshore Drilling S.A., a high specification jack-up drilling contractor, from February 2012 to February 2013. From October 2011 to February 2012, Ms. Vance was Vice President and Chief Accounting Officer of SEH Offshore Ventures, LLC, the focus of which was to acquire and operate an international fleet of standard class jack-up drilling units. From January 2010 to October 2011, Ms. Vance worked for Seahawk Drilling, Inc. as the Director of Corporate Accounting and then as Vice President of Reporting. In February 2011, Seahawk Drilling announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. From May 2008 to January 2010, Ms. Vance was the Controller of Fulcrum Power Services, LP, which provides energy management services and retail electricity and operates a power generation facility. September 2007 to May 2008, Ms. Vance was the Assistant Controller for Copano Energy, a publicly-traded midstream energy services company. From March 2000 to September 2007, Ms. Vance held a number of positions, most recently as Director of Accounting, for Cleco Corporation, a publicly-traded energy services company. From July 1994 to March 2000, Ms. Vance worked for a certified public accounting firm. She received her Bachelor of Business Administration in Accounting from Northeast Louisiana University in May 1994.

John T. Nesser III, 64, joined the Board of Directors of the Company on August 23, 2013. Mr. Nesser retired as Executive Vice President and Chief Operating Officer of McDermott International, Inc. in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as Associate General Counsel in 1998 and spent over 10 years in various senior management roles, including as General Counsel, Chief Administrative Officer and Chief Legal Officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser also served as a director of Seahawk Drilling Incorporated from August 2009 to October 2011. In February 2011, Seahawk Drilling announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Nesser has served as a director of Thermon Group Holdings, Inc. since June 2012. Mr. Nesser holds a B.S. in Business Administration, majoring in finance and a J.D. from Louisiana State University. Mr. Nesser is a member of the Texas and Louisiana Bar Associations and is also a member of the Louisiana State University Law Center Board of Trustees.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless specifically incorporated by reference in a document filed under the Securities Act of 1933, as amended, or the Exchange Act. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by Item 7.01.

This Form 8-K and the exhibits hereto include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. These forward-looking statements include statements regarding the completion, timing, size and terms of the proposed offering, and the Company’s planned use of any of the proceeds of that offering. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of several factors, including, but not limited to, market and other general economic conditions, the Company’s and the initial purchaser’s ability to satisfy the conditions required to close the proposed offering and the availability of equity or debt capital needed for the Company’s business. The reader is cautioned not to rely on these forward-looking statements. Other risks and uncertainties are described in detail in the Company’ Annual Report on Form 10-K for the year ended January 31, 2013, and in the Company’ Quarterly Reports on Form 10-Q for the periods ended April 30, 2013 and July 31, 2013, each as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any such forward-looking statements.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Press release, dated November 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company

Date: November 4, 2013	By:	/s/ James R. Easter
James R. Easter
Senior Vice President & Chief Financial Officer